                      AMENDED AND RESTATED CREDIT AGREEMENT

                     Amended and Restated as of May 7, 2001




                                    Borrower

                            BHA GROUP HOLDINGS, INC.




                                   Guarantors

                                 BHA GROUP, INC.

                             BHA TECHNOLOGIES, INC.




                                     Lender

                              BANK OF AMERICA, N.A.



                      $18,000,000 Revolving Line of Credit

                                TABLE OF CONTENTS

                                                                                                      Page
ARTICLE 1 DEFINITIONS AND INTERPRETIVE PROVISIONS........................................................1
   1.1   Definitions.....................................................................................1
   1.2   Interpretive Provisions.........................................................................1
   1.3   Exchange Rates; Alternative Currency Equivalents................................................1
   1.4   Redenomination of Certain Alternative Currencies................................................2
ARTICLE 2 REVOLVING LINE OF CREDIT.......................................................................2
   2.1   Agreement to Lend...............................................................................2
   2.2   Revolving Note..................................................................................3
ARTICLE 3 OTHER CREDIT FACILITIES........................................................................3
   3.1   Letters of Credit...............................................................................3
   3.2   Conversion of Revolving Loans...................................................................4
ARTICLE 4 TYPES OF LOANS, DISBURSEMENTS, INTEREST, PAYMENTS..............................................4
   4.1   Types of Loans..................................................................................4
   4.2   Loan Disbursement Procedures....................................................................4
   4.3   Interest........................................................................................5
   4.4   Optional and Mandatory Payments.................................................................6
   4.5   Payments........................................................................................6
   4.6   Direct Debit and Pre-Billing....................................................................7
   4.7   Minimum Amounts.................................................................................8
   4.8   Certain Requests and Notices....................................................................8
ARTICLE 5 GUARANTIES, FEES, COLLATERAL...................................................................9
   5.1   Guaranties......................................................................................9
   5.2   Unused Commitment and Letter of Credit Fees.....................................................9
   5.3   Additional LIBOR and EURIBOR Rate Loan Costs...................................................10
   5.4   Collateral.....................................................................................11
ARTICLE 6 CONDITIONS TO MAKING LOANS....................................................................11
   6.1   Delivery of Loan Documents.....................................................................11
   6.2   Proper Proceedings; Charter Documents..........................................................11
   6.3   Legal Opinions.................................................................................11
   6.4   No Adverse Changes; Representations; No Default................................................11
   6.5   No Material Impairment.........................................................................12
   6.6   Required Consents and Approvals................................................................12
   6.7   Legality.......................................................................................12
   6.8   General........................................................................................12
ARTICLE 7 REPRESENTATIONS AND WARRANTIES................................................................12
   7.1   Corporate Existence and Standing...............................................................13
   7.2   Authorization and Validity.....................................................................13
   7.3   No Conflict; Governmental Consent..............................................................13
   7.4   Compliance with Laws; Environmental and Safety Matters.........................................13
   7.5   Financial Statements...........................................................................14
   7.6   Ownership of Properties; Collateral Liens......................................................14
   7.7   Subsidiaries...................................................................................14

                                       i

   7.8   Litigation.....................................................................................15
   7.9   Material Agreements; Labor Matters.............................................................15
   7.10     Investment Company Act; Public Utility Holding Company Act..................................15
   7.11     Taxes.......................................................................................15
   7.12     Accuracy of Information.....................................................................16
   7.13     Employee Benefit Plans......................................................................16
   7.14     No Undisclosed Dividend Restrictions........................................................16
   7.15     Absence of Default or Event of Default......................................................16
   7.16     Disclosure..................................................................................16
   7.17     Solvency....................................................................................16
   7.18     Margin Regulations..........................................................................16
   7.19     Copyrights, Patents and Other Rights........................................................16
   7.20     Year 2000 Compliance........................................................................17
ARTICLE 8 AFFIRMATIVE COVENANTS.........................................................................17
   8.1   Conduct of Business and Maintenance of  Properties.............................................17
   8.2   Insurance......................................................................................17
   8.3   Compliance with Laws and Taxes.................................................................17
   8.4   Financial Statements, Reports, etc.............................................................18
   8.5   Other Notices..................................................................................20
   8.6   Access to Properties and Inspections...........................................................20
   8.7   Use of Proceeds................................................................................20
   8.8   Year 2000 Compliance...........................................................................20
   8.9   Payment of Claims..............................................................................21
ARTICLE 9 FINANCIAL COVENANTS...........................................................................21
   9.1   Minimum Consolidated Tangible Net Worth........................................................21
   9.2   Consolidated Funded Debt/EBITDA Ratio..........................................................21
   9.3   Consolidated Fixed Charge Coverage Ratio.......................................................21
   9.4   Minimum Consolidated EBITDA....................................................................22
   9.5   Consolidated Current Ratio.....................................................................22
   9.6   Funded Debt to Tangible Capital Ratio..........................................................22
ARTICLE 10 NEGATIVE COVENANTS...........................................................................22
   10.1     Indebtedness................................................................................22
   10.2     Liens.......................................................................................22
   10.3     Sale and Lease-Back Transactions............................................................23
   10.4     Mergers, Transfers of Assets, Acquisitions..................................................23
   10.5     Transactions with Affiliates................................................................24
   10.6     Subsidiary Dividend Restrictions............................................................24
   10.7     Use of Proceeds.............................................................................24
   10.8     Loans, Advances and Investments.............................................................25
   10.9     Negative Pledge.............................................................................25
   10.10    Liquidation or Change in Business...........................................................25
ARTICLE 11 EVENTS OF DEFAULT............................................................................25
   11.1     Events of Default...........................................................................25
   11.2     Rights and Remedies.........................................................................27
ARTICLE 12 MISCELLANEOUS................................................................................28
   12.1     Notices.....................................................................................28

                                       ii

   12.2     Survival of Agreement.......................................................................28
   12.3     Binding Effect..............................................................................28
   12.4     Successors and Assigns; Participations......................................................29
   12.5     Expenses; Indemnity.........................................................................29
   12.6     Right of Setoff.............................................................................30
   12.7     Applicable Law..............................................................................30
   12.8     Waivers; Amendment..........................................................................30
   12.9     Interest Rate Limitation....................................................................30
   12.10    Entire Agreement............................................................................31
   12.11    Severability................................................................................31
   12.12    Counterparts................................................................................31
   12.13    Headings....................................................................................31
   12.14    Jurisdiction; Consent to Service of Process.................................................31
   12.15    Terms Generally.............................................................................32
   12.16    ARBITRATION.................................................................................32

LIST OF EXHIBITS:
         Exhibit 1-       Definitions
         Exhibit 2.2 -    Revolving Note
         Exhibit 4.8-A -  Notice of Borrowing, Prepayment or Termination or
                             Reduction of Commitment
         Exhibit 4.8-B -  Notice of Continuation or Conversion
         Exhibit 5.1 -    Loan Guaranty
         Exhibit 8.4 -    Compliance Certificate

LIST OF SCHEDULES:
         Schedule 7.4  -  Environmental Matters
         Schedule 7.7  -  Subsidiaries of Borrower
         Schedule 7.9  -  Material Contracts
         Schedule 10.1 -  Existing Indebtedness
         Schedule 10.2 -  Existing Liens
         Schedule 10.8 -  Loans, Advances and Investments

                      AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 7th day of May, 2001, by and among BHA GROUP HOLDINGS, INC., a Delaware corporation ("Borrower"), BHA GROUP, INC., a Delaware corporation, and BHA TECHNOLOGIES, INC., a Delaware corporation (each a "GUARANTOR" and together "GUARANTORS"), and BANK OF AMERICA, N.A., a national banking association (the "BANK").

         WHEREAS, Borrower has requested the Bank to amend the existing Credit Agreement among Borrower, Guarantors and the Bank dated September 30, 1999 (the "EXISTING CREDIT AGREEMENT"), to permit borrowings in U.S. dollars or certain alternate currencies, to continue the unsecured revolving line of credit thereunder in the amount of $18,000,000, with a sublimit of $3,000,000 for borrowings denominated in such alternate currencies, and to continue to make available, on the request of Borrower, letters of credit to be applied against the amount available under the revolving line of credit; and

         WHEREAS, the Bank has agreed to amend the Existing Credit Agreement and to continue to make such credit and loans available to Borrower upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:


                                    ARTICLE 1
                     DEFINITIONS AND INTERPRETIVE PROVISIONS

         1.1 DEFINITIONS. Certain terms used in this Agreement are defined herein. Certain other terms are defined in Exhibit 1 attached hereto and incorporated herein by this reference.

         1.2 INTERPRETIVE PROVISIONS. In addition to the interpretive provisions set forth in Sections 1.3, 1.4 and 1.5, other interpretive provisions are in
Section 12.15 below and in other Articles of this Agreement.

         1.3 EXCHANGE RATES; ALTERNATIVE CURRENCY EQUIVALENTS. On each Calculation Date, the Bank shall determine the exchange rate as of such Calculation Date to be used for calculating relevant Dollar equivalent and Alternative Currency equivalent amounts. The exchange rates so determined shall become effective on such Calculation Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the exchange rates employed in converting any amounts between the applicable currencies. Wherever in this Agreement in connection with a Loan, a conversion or continuation of a Loan or the issuance of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars but such Loan or Letter of Credit is denominated in an Alternative

Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Bank.

         1.4 REDENOMINATION OF CERTAIN ALTERNATIVE CURRENCIES. Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Bank may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                                    ARTICLE 2
                            REVOLVING LINE OF CREDIT

         2.1      AGREEMENT TO LEND.

                  (a) The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a "REVOLVING LOAN") to Borrower in Dollars or in one or more Alternative Currencies from time to time before the Revolving Credit Termination Date, in such amounts as Borrower shall request as provided in Section 4.8 hereof and to treat each draw under any Letter of Credit as a Revolving Loan as provided in Section 3.1 below; provided, however, that the Bank shall have no obligation to make a requested Revolving Loan if, after the making of such Revolving Loan, (i) the aggregate unpaid principal balance of all Revolving Loans, plus the aggregate undrawn amount under all outstanding Letters of Credit would exceed the Revolving Credit Commitment; (ii) the aggregate unpaid principal balance of all Revolving Loans denominated in Alternative Currencies plus the aggregate undrawn amount under all outstanding Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; (iii) a Default or Event of Default has occurred and is continuing; or (iv) the Loan requested is a LIBOR Rate Loan or a EURIBOR Rate Loan and the requested LIBOR Rate or EURIBOR Rate election would cause more than five (5) LIBOR Rate Loans or five (5) EURIBOR Rate Loans to be outstanding. Borrower may terminate or reduce the unused portion of the Revolving Credit Commitment at any time by giving notice to the Bank as provided in Section 4.8 below, provided that any partial reduction shall be in an amount of at least $1,000,000. Revolving Loans shall be used to pay existing indebtedness to the Bank, for working capital, for Acquisitions up to an aggregate of $3,000,000 during the term of this Agreement, to purchase or redeem its own stock and for other corporate purposes.

                  (b) If the aggregate principal indebtedness of Borrower under the Revolving Note (as defined below), plus the aggregate undrawn amount under all outstanding Letters of Credit, at any time exceeds the Revolving Credit Commitment, Borrower shall immediately, without demand or notice, pay principal under the Revolving Note so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding Letters of Credit, does not exceed the Revolving Credit Commitment.

         2.2 REVOLVING NOTE. The Revolving Loans shall be evidenced by and repaid in accordance with a Revolving Credit Note executed by Borrower, in the form of Exhibit 2.2 hereto, dated as of the date hereof, and payable to the order of the Bank. Such note and any and all amendments, extensions, modifications, renewals, reaffirmations, restatements, replacements and substitutions thereof and therefor are herein referred to as the "REVOLVING NOTE." Interest shall accrue on the unpaid principal balance of the Revolving Note outstanding from time to time at a rate or rates determined as provided in
Section 4.3 below. The Revolving Note shall be paid in full on the Revolving Credit Termination Date.


                                    ARTICLE 3
                             OTHER CREDIT FACILITIES

         3.1 LETTERS OF CREDIT. From time to time after the date hereof until the Revolving Credit Termination Date, Borrower may apply to the Bank to issue, in Dollars or in an Alternative Currency, or extend the expiration date of one or more standby letters of credit for the account of Borrower (all such letters of credit, together with all letters of credit issued by the Bank for the account of Borrower outstanding on the date of this Agreement and all renewals and extensions of any thereof, "LETTERS OF CREDIT"), each of which:

                  (a) shall be in a stated amount which, together with the aggregate undrawn amount then outstanding under all Letters of Credit and the principal amount then outstanding of all Revolving Loans, does not exceed the Revolving Credit Commitment;

                  (b) shall, if it is denominated in an Alternative Currency, be in a stated amount which, together with the aggregate undrawn amount then outstanding under all Letters of Credit in Alternative Currencies and the principal amount then outstanding of all Revolving Loans denominated in Alternative Currencies, does not exceed the Alternative Currency Sublimit;

                  (c) shall, by its terms, not exceed a term of one year and shall expire not later than the Revolving Credit Termination Date;

                  (d) shall require payment by Borrower of fees as described in
Section 5.2 hereof; and

                  (e) shall be issued, to the extent applicable, pursuant to the Bank's then-current standard form of application for letters of credit.

Borrower authorizes and directs the Bank to cause the repayment of each draw under the Letters of Credit to be made immediately by charging such repayment against the Revolving Note as a Prime Rate Loan; any draw under a Letter of Credit denominated in an Alternative Currency shall be charged against the Revolving Note as a Loan denominated in Dollars, with the Dollar equivalent determined at the exchange rate in effect on the date of such draw.

         3.2 CONVERSION OF REVOLVING LOANS. Borrower may convert all or any portion of the outstanding Revolving Loans to a loan with a fixed rate of interest pursuant to an interest rate swap agreement or other similar agreement that has terms and conditions acceptable to the Bank. The effective fixed rate offered by the Bank will be based upon market conditions on the date of the closing of any swap. Borrower may, at any time, prepay all or any portion of such a converted loan, without premium or penalty; if Borrower prepays any such loan, Borrower shall pay all fees and expenses associated with unwinding any interest rate swap.


                                    ARTICLE 4
                TYPES OF LOANS; DISBURSEMENTS; INTEREST; PAYMENTS

         4.1 TYPES OF LOANS. All loans denominated in an Alternative Currency shall be EURIBOR Rate Loans. Loans denominated in Dollars may, subject to the terms and conditions of this Agreement, be Prime Rate Loans or LIBOR Rate Loans (each being referred to as a "type" of Loan) as specified in the applicable request for borrowing referred to in Section 4.8 hereof. Borrower may continue Loans of one type as Loans of the same type or convert Dollar-denominated Loans of one type into Loans of the other type, at any time or from time to time, provided that if any LIBOR Rate Loan is converted on any day other than the last day of the Interest Period for such Loan, Borrower shall pay all applicable fees and amounts described in Section 5.3 below.

         4.2      LOAN DISBURSEMENT PROCEDURES.

                  (a) Loans shall be disbursed by the Bank upon request by Borrower from time to time, in such amounts and in Dollars or an Alternative Currency as is requested as provided in Section 4.8 below or in Section 3.1 above, subject to the limitations on the Bank's obligations to make Loans as set forth in Section 2.1 and other provisions hereof. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Credit Termination Date.

         Each request for a Loan shall be delivered to the Bank in writing or by telex or facsimile transmission in the manner provided in Section 12.1 hereof, or as otherwise agreed by the Bank, not later than 1:00 p.m., Kansas City, Missouri time, on the date described in Section 4.8 below, which date shall be a Business Day and shall be specified in the request (a "Disbursement Date"). The Bank may rely and act upon any such request which is received from a person believed by the Bank in good faith to be authorized to make such request on behalf of Borrower. The Bank shall record in its records all Loans made by the Bank to Borrower pursuant to this Agreement and all payments made on the Loans.

         4.3      INTEREST.

                  (a) Borrower shall pay to the Bank interest on the unpaid principal amount of each Revolving Loan for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

         (i) during any period while such Loan is a Prime Rate Loan, the Prime Rate (as in effect from time to time) less 1%; and

         (ii) during any period while such Loan is a LIBOR Rate Loan or an EURIBOR Rate Loan, for each Interest Period relating thereto, the LIBOR Rate or EURIBOR Rate for such Interest Period plus the Applicable Margin (as defined below) in effect on the Disbursement Date, the date of conversion (with respect to a LIBOR Rate Loan) or the date of continuation, as applicable and as adjusted as provided in this Agreement. The Applicable Margin will be calculated and adjusted, as shown below, on the first day of the month following the receipt by the Bank of each quarterly Compliance Certificate; any change in the Applicable Margin shall be effective with respect to Interest Periods beginning on or after each such date. The interest rate with respect to each outstanding LIBOR Rate Loan or EURIBOR Rate Loan shall not change during any Interest Period. The "APPLICABLE MARGIN" will be as follows:

         ---------------------------------------------- --------------------------------------
                         CONSOLIDATED
                  FUNDED DEBT / EBITDA RATIO                      APPLICABLE MARGIN
         ---------------------------------------------- --------------------------------------
                          >=2.75:1.00                                   1.35%
         ---------------------------------------------- --------------------------------------
                  >=2.01:1.00 and <=2.74:1.00                           1.20%
         ---------------------------------------------- --------------------------------------
                  >=1.25:1.00 and <=2.00:1.00                           1.05%
         ---------------------------------------------- --------------------------------------
                  >=.75:1.00 and <=1.24:1.00                            .95%
         ---------------------------------------------- --------------------------------------
                          <.75 :1.00                                    .85%
         ---------------------------------------------- --------------------------------------

                  (b) Notwithstanding the provisions of Section 4.3 (a) above, Borrower shall pay interest at the Default Rate on any principal of any Loan and on any interest or other amount payable by Borrower hereunder or under the Note
(i) that is not paid in full when due (whether at maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full and (ii) upon and during the continuance of any failure to comply with or violation of any of the financial covenants set forth in Article 10 of this Agreement as shown on and as of the last day of a fiscal quarter as reflected on any Compliance Certificate.

                  (c) Accrued interest on each Loan shall be payable (i) in the case of a Prime Rate Loan, on the last Business Day of each calendar quarter, and (ii) in the case of a LIBOR Rate Loan or EURIBOR Rate Loan, on the last day of each Interest Period therefor; provided that interest payable at the Default Rate shall be payable, to the extent applicable, from time to time on demand of the Bank.

                  (d) The Bank shall, as part of its interest statements, notify Borrower of any change in the Prime Rate and shall, on the request of Borrower at any time, notify Borrower of the LIBOR Rate and EURIBOR Rate then in effect.

         4.4 OPTIONAL AND MANDATORY PAYMENTS. Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty, subject to giving the Bank prior notice in accordance with the provisions of
Section 4.8 hereof, provided that (i) each such partial prepayment shall be in the aggregate principal amount of not less than $100,000 with respect to Prime Rate Loans and $500,000 with respect to LIBOR Rate Loans, and (ii) if any prepayment of a LIBOR Rate Loan is made on any day other than the last day of the Interest Period therefor, it may be prepaid only upon three (3) Business Days prior notice to the Bank and Borrower shall pay to the Bank any applicable fees and amounts described in Section 5.3(a) below. Amounts prepaid in respect of Loans under this Section 4.4 may be reborrowed subject to the terms and conditions hereof. Borrower shall make mandatory principal payments on the Loans as provided in Section 2.1(b) above.

         4.5 PAYMENTS. Except as otherwise provided herein and subject to
Section 4.8 below, all payments of principal, interest, Fees, taxes, charges, expenses and other items payable by Borrower hereunder and under the Note shall be made in U.S. dollars or, with respect to principal and interest on Loans denominated in an Alternative Currency, in such Alternative Currency (except with respect to payment made by direct debit as provided in Section 4.6 below) and shall be credited on the date of receipt by the Bank if received by the Bank at its principal office in Kansas City, Missouri, in immediately available funds, prior to 1:00 p.m., Kansas City, Missouri time, on a Business Day. Payments made in funds which are not immediately available shall be credited only when the funds are collected by the Bank, and payments received (whether from Borrower in immediately available funds or through the collection of funds which were not immediately available at the time payment was tendered by Borrower) after 1:00 p.m. will be credited on the next Business Day. The Bank reserves the right to apply all payments received by it from Borrower and designated or authorized to be applied to a Note first to any Fees and other charges then due to the Bank, then to accrued interest on such Note and then to reduction of the principal balance of such Note, or such other order as the Bank may determine in its sole discretion. The Bank shall also record in its records, in accordance with customary accounting practice, all interest, Fees, taxes, charges, expenses and other items properly chargeable to Borrower with respect to the Loans, all payments received by the Bank for application to the Obligations, and all other appropriate debits and credits. The Bank's records shall constitute prima facie evidence of the amount of Obligations outstanding from time to time.

         4.6      DIRECT DEBIT AND PRE-BILLING.

         (a) Borrower agrees that Bank will debit deposit account number 020100039303 or such other of Borrower's accounts with the Bank as designated in writing by either Borrower (the "DESIGNATED ACCOUNT") on the date each payment of principal, interest and all other Obligations, including the fees described in Section 5.2 and fees, amounts and costs described in Section 5.3, become due (the "DUE DATE"). Payments by direct debit with respect to Loans denominated in an Alternative Currency will be converted to Dollars at the exchange rate in effect at approximately 9:00 a.m. Central Time on the date of the debit. If the Due Date is not a Business Day, the Designated Account will be debited on the next Business Day.

         (b) Approximately 10 days prior to each Due Date, Bank will mail to Borrower a statement of the amounts that will be due on that Due Date (the "BILLED AMOUNT"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date and that there will be no changes in the applicable interest rate.

         (c) Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "ACCRUED AMOUNT"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                  (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. Borrower will not be in default and an Event of Default will not occur by reason of any such discrepancy.

                  (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Bank will not pay Borrower interest on any overpayment.

         (d) Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

         (e) Borrower may terminate this direct debit arrangement at any time by sending written notice to Bank.

         4.7 MINIMUM AMOUNTS. Each borrowing or conversion of Prime Rate Loans shall be in an amount of at least $100,000 and each borrowing, conversion or continuation of LIBOR Rate Loans and each borrowing or continuation of EURIBOR Rate Loan shall be in an amount of or equivalent to $500,000 or a multiple of $100,000 in excess thereof.

         4.8 CERTAIN REQUESTS AND NOTICES. Borrower will request borrowings and give notice to the Bank of all terminations or reductions of Commitments, conversions, continuations and prepayments of Loans and the duration of Interest Periods, such requests and notices to be substantially in the form of Exhibits 4.8-A and 4.8-B hereto. Each such notice shall be irrevocable and shall be effective only if received by the Bank not later than 1:00 p.m. Kansas City time
(i) on the Business Day prior to the effective date of the requested termination or reduction of a Commitment, (ii) on the same date if it is a notice of a borrowing or prepayment of a Prime Rate Loan (except that if such date is not a Business Date, then on the next Business Day), or (iii) three (3) Business Days prior to the requested effective date for a borrowing or prepayment of or continuation as a LIBOR or EURIBOR Rate Loan or a conversion of a LIBOR Rate Loan or any selection of Interest Period for a LIBOR or EURIBOR Rate Loan.

         Except as otherwise specifically provided in this Agreement, a LIBOR Rate Loan may be converted to a Prime Rate Loan only on the last day of the Interest Period for such Loan. A LIBOR Rate Loan or an EURIBOR Rate Loan may be continued only on the last day of the Interest Period for such Loan. An EURIBOR Rate Loan may not be converted.

         If Borrower fails to specify a currency for a borrowing, then the Loan so requested shall be made in Dollars. If Borrower fails to specify a type (whether Prime Rate or LIBOR Rate) of Dollar-denominated Loan in a request for a borrowing or if Borrower fails to give a timely notice requesting a conversion or continuation of a Dollar-denominated Loan, then the applicable Loan shall be made or continued as, or converted to, a Prime Rate Loan. Any automatic conversion to a Prime Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. In the case of a failure to timely request a continuation of a Loan denominated in an Alternative Currency, such Loan shall be continued as a EURIBOR Rate Loan in its original currency with an Interest Period of one month. If Borrower requests a borrowing of or continuation of a LIBOR or EURIBOR Rate Loan or a conversion of a Prime Rate Loan to a LIBOR Rate Loan but fails to specify an Interest Period, Borrower will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

         For purposes of calculating the number of Business Days, the date the notice is received shall be included if received not later than 1:00 p.m. Kansas City time and excluded if received after 1:00 p.m. Kansas City time.

                                    ARTICLE 5
                          GUARANTIES; FEES; COLLATERAL

         5.1 GUARANTIES. Each of the Guarantors is delivering to the Bank, on the date of this Agreement, a confirmation of its Guaranty Agreement. If Borrower or any Subsidiary acquires or creates any subsidiary after the date of this Agreement or if the Bank so requests with respect to any Subsidiary, Borrower shall cause each such newly acquired or created Subsidiary and each such other Subsidiary to become a Guarantor by causing it to deliver to the Bank
(i) a Guaranty Agreement executed by the Subsidiary in substantially the form attached hereto as Exhibit 5.1 with such additional matters included therein as may be required by the Bank (whether delivered at the Closing or thereafter, each, a "LOAN GUARANTY"), (ii) if requested by Bank, an opinion of such Subsidiary's counsel, satisfactory in form and substance to the Bank, as to the enforceability of such Loan Guaranty and other matters required by the Bank; such opinion shall be substantially the same as the opinion delivered with respect to the initial Guarantors, with such additional matters included therein as may be required by the Bank and shall include, if requested by the Bank, the opinion of counsel from the Subsidiary's jurisdictions of organization and operation, and (iii) copies of such Subsidiary's charter documents, certified by the appropriate public official, and of its bylaws, certified by its secretary.

         5.2 UNUSED COMMITMENT AND LETTER OF CREDIT FEES. Borrower agrees to pay a quarterly unused commitment fee equal to .25% of the Revolving Credit Commitment less (i) the daily average outstanding balance of all Loans denominated in Dollars, (ii) the aggregate undrawn amounts of all outstanding Letters of Credit denominated in Dollars as of the Calculation Date, (iii) the outstanding balance, in Dollars, as of the Calculation Date of all Loans denominated in an Alternative Currency, using the exchange rate in effect on such date, and (iv) the aggregate undrawn amount, in Dollars, of all outstanding Letters of Credit denominated in an Alternative Currency as of the Calculation Date, using the exchange rate in effect on such date. Borrower shall pay the unused Commitment fees with respect to each quarter within 15 days after the end of such quarter.

         Borrower agrees to pay an initial issuance fee on the date that each standby Letter of Credit is issued in an amount equal to .125% of the amount of such Letter of Credit and to pay the Bank's then standard fee for any renewals and extensions of any Letter of Credit. Borrower also agrees to pay a fee in an amount equal to the Applicable Margin rate per annum times the undrawn amount of all outstanding Letters of Credit; such fee will be calculated and paid on last business day of each fiscal quarter and shall be subject to appropriate adjustment after the Bank's receipt of Borrower's Compliance Certificate respecting such quarter.

         All fees shall be calculated on a 360-day year basis, if applicable.

         5.3      ADDITIONAL LIBOR AND EURIBOR RATE LOAN COSTS.

                  (a) Borrower shall pay to the Bank from time to time, upon request of the Bank, (i) such amounts as the Bank may determine to be necessary to compensate it for any Additional LIBOR and EURIBOR Rate Loan Costs respecting Regulatory Changes and (ii) an administrative fee of $300 plus such amounts as the Bank may determine to be necessary to compensate it for any loss, cost or expense which the Bank incurs (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits, but excluding loss of anticipated profits) that is attributable to (A) any payment, prepayment or conversion of a LIBOR Rate Loan or EURIBOR Rate Loan made by either Borrower for any reason on a date other than the last day of an Interest Period for such Loan or (B) any failure by either Borrower for any reason (including, without limitation, the failure of any condition specified in Article 6 hereof to be satisfied) to borrow or continue or convert a LIBOR or EURIBOR Rate Loan or convert a LIBOR Rate Loan on the date therefor specified in the request for borrowing or notice given pursuant to Section 4.8 hereof. Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of Borrower set forth in this Section 5.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Bank will notify Borrower of any event which will entitle the Bank to compensation pursuant to this Section 5.3 as promptly as practicable after the Bank determines to require such compensation and will furnish Borrower with a certificate setting forth in reasonable detail the basis and amount of such compensation.

                  (b) Determinations by the Bank of the effect of any Regulatory Change on its rate of return or cost of maintaining the LIBOR or EURIBOR Rate Loans, on its obligation to make LIBOR or EURIBOR Rate Loans or on amounts receivable by it in respect of the LIBOR or EURIBOR Rate Loans and determinations of the amounts required to compensate such Bank under this
Section 5.3 shall be conclusive, provided that such determinations are made on a reasonable basis and are set forth in reasonable detail in the certificates referred to in Section 5.3(a) above.

                  (c) Anything herein to the contrary notwithstanding, if it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR or EURIBOR Rate Loans hereunder or if, on or prior to the determination of any LIBOR Rate or EURIBOR Rate for any Interest Period, the Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" or "EURIBOR Rate" in Exhibit 1 hereto are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for such Loans, then the Bank shall give Borrower prompt notice thereof, and, so long as such condition remains in effect, the Bank shall be under no obligation to make or continue such Loans or to convert Prime Rate Loans into LIBOR Rate Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR or EURIBOR Rate Loans, either prepay such Loans or, with respect to LIBOR Rate Loans, convert them into Prime Rate Loans.

         5.4 COLLATERAL. The Note will be unsecured. All assets of Borrower, Guarantors and other Subsidiaries will be subject to the negative pledge set forth in Section 10.9 below.


                                    ARTICLE 6
                           CONDITIONS TO MAKING LOANS

         The Bank's entering into this Credit Agreement is subject to the satisfaction of the conditions set forth in this Article 6 and the Bank's obligation hereunder to, after the date hereof, make any additional Loans hereunder, extend any additional credit or enter into any additional transactions referred to in Article 3 shall be subject to the satisfaction of the conditions set forth in Sections 6.4, 6.5, 6.6, 6.7 and 6.8, as of each Disbursement Date and as of each date a Letter of Credit is issued, renewed or extended:

         6.1 DELIVERY OF LOAN DOCUMENTS. Borrower and Guarantors shall have executed, as applicable, this Agreement, the Note, a confirmation of the Guaranties by executing the confirmation on the signature pages hereof, any UCC financing statements relating thereto requested by the Bank and any other Loan Documents, all of which shall be in form and substance satisfactory to the Bank and its counsel, and delivered them to the Bank.

         6.2 PROPER PROCEEDINGS; CHARTER DOCUMENTS. Borrower and each Guarantor shall have taken all corporate proceedings necessary to authorize the Loan Documents and the transactions contemplated hereby. Borrower and Guarantors shall have delivered to the Bank certificates, dated the date hereof and signed by their respective Secretaries, satisfactory to the Bank, respecting such proceedings and the incumbency of the officers executing the Loan Documents. Borrower shall have and each Guarantor shall have delivered to the Bank copies of any amendment to its charter documents or bylaws adopted or made after September 1, 1999, certified by the appropriate officer.

         6.3 LEGAL OPINIONS. The Bank shall have received opinions from counsel to Borrower and Guarantors, dated as of the date hereof, satisfactory to the Bank.

         6.4 NO ADVERSE CHANGES; REPRESENTATIONS; NO DEFAULT. Since the date hereof, there shall have been no material adverse change in the business, operations, financial condition or prospects of Borrower or any Subsidiary. The representations and warranties contained in Article 7 hereof with respect to Borrower and the Subsidiaries (including entities becoming Subsidiaries as a result of an Acquisition) shall be true and correct as though made on and as of the date hereof or such Disbursement Date or such date of issuance, renewal or extension of a Letter of Credit, as the case may be, except that the representations and warranties set forth in the first sentence of Section 7.4(b), Section 7.7 and the second sentence of Section 7.9 (which relate to disclosure schedules 7.4, 7.7 and 7.9) are not required by this Section 6.4 to be made as of any Disbursement Date or date of issuance, renewal or extension of a Letter of Credit. No Default or Event of Default shall have occurred and be continuing. The Bank shall have received certifications of Borrower in form satisfactory to the Bank and dated the date of the request for borrowing or for issuing, renewing or extending a Letter of Credit, as applicable, certifying as to each matter set forth in this Section 6.4, which certifications may be included in the notice of borrowing described in Section 4.8 hereof.

         6.5 NO MATERIAL IMPAIRMENT. The Bank shall have determined that the prospect of payment of the Loans has not been materially impaired.

         6.6 REQUIRED CONSENTS AND APPROVALS. All consents, approvals and authorizations of any Governmental Authority or any other Person with respect to the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby or the making of the Loans hereunder shall have been obtained and shall be in full force and effect.

         6.7 LEGALITY. The making of any Loan shall not subject the Bank to any penalty or special tax, shall not be prohibited by any law or governmental order or regulations applicable to the Bank or to Borrower and shall not violate any voluntary credit restraint program of the executive branch of the government of the United States or any other Governmental Authority, and all necessary consents, approvals and authorizations of any Governmental Authority to or of such Loan shall have been obtained.

         6.8 GENERAL. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received copies of all other documents, including records of corporate proceedings and opinions of counsel, which the Bank may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, and such other conditions shall have been fulfilled as may have been requested by the Bank.


                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         Borrower, with respect to itself and with respect to each of the Subsidiaries, and each of Guarantors, with respect to itself, represent and warrant to the Bank that:

         7.1 CORPORATE EXISTENCE AND STANDING. Borrower is and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise).

         7.2 AUTHORIZATION AND VALIDITY. Borrower has and each Guarantor has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Such execution and delivery have been duly authorized by proper proceedings, and the Loan Documents constitute the legal, valid and binding obligations of Borrower and the Guarantors, enforceable against them in accordance with their respective terms.

         7.3 NO CONFLICT; GOVERNMENTAL CONSENT. The execution, delivery and performance of the Loan Documents will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any Subsidiaries, any provision of their respective articles or certificate of incorporation, by-laws or other charter document, or the provisions of any indenture, instrument or other written or oral agreement to which Borrower or any Subsidiary is a party or is subject or by which Borrower or any Subsidiary or any of their property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of their property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with the execution, delivery and performance of or the enforceability of any of the Loan Documents.

         7.4      COMPLIANCE WITH LAWS; ENVIRONMENTAL AND SAFETY MATTERS.

                  (a) Borrower has and each Subsidiary has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its respective properties except to the extent that such non-compliance will not have a material adverse effect on the financial condition or business operations of Borrower, on a consolidated or unconsolidated basis, or of either Guarantor.

                  (b) Borrower and the Subsidiaries have each, except as disclosed in Schedule 7.4 hereto and to Borrower's and Guarantors' actual knowledge, complied with all federal, national, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution, environmental regulation or control, or employee health or safety, except to the extent that such non-compliance will not have a material adverse effect on their respective financial conditions or business operations; they have not received any written notice of any failure so to comply except as disclosed in Schedule 7.4 hereto; and their facilities do not treat, store or dispose of any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances ("HAZARDOUS MATERIALS") similarly denominated, as those terms or similar terms are used in RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act or any other state, local or federal applicable law, ordinance, rule or regulation relating to environmental pollution, environmental regulation or control or employee health and safety ("ENVIRONMENTAL LAWS") in a quantity or manner that requires a permit, registration, or another notification or authorization from a Governmental Authority except for the treatment, storage, or disposal of Hazardous Materials in a quantity or manner which, if in non-compliance with Environmental Laws, would not have a material adverse effect on their respective financial conditions or business operations except as disclosed in Schedule 7.4 hereto. The conduct of the business and the condition of the property of Borrower and each of the Subsidiaries do not violate any Environmental Laws or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. Neither Borrower nor any Subsidiary is aware of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of Borrower or any Subsidiary.

         7.5 FINANCIAL STATEMENTS. Borrower has heretofore furnished to the Bank its (a) consolidated balance sheet and related consolidated statements of earnings and cash flows as of and for the fiscal year ended September 30, 2000, and (b) an unaudited consolidated balance sheet and unaudited statements of earnings and cash flows as of and for quarter ended March 31, 2001. Such financial statements fairly state the consolidated financial condition and results of operations of Borrower and the Subsidiaries as of such dates and for such periods. Neither Borrower nor any of the Subsidiaries had on said date any material (on a consolidated basis) contingent liabilities, material (on a consolidated basis) liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. Since March 31, 2001, no material adverse change has occurred in the business, properties, financial condition, prospects or results of operations of Borrower (on a consolidated or unconsolidated basis) or of either Guarantor.

         7.6 OWNERSHIP OF PROPERTIES; COLLATERAL LIENS. Borrower has and each Subsidiary has good title, free and clear of all Liens (other than those permitted by Section 10.2 hereof), to all of the properties and assets reflected in its financial statements as owned by it, and its interest in all other properties and assets in or to which it has an interest as a lessee, licensee or otherwise is free and clear of all Liens (other than those permitted under Section 10.2 hereof).

         7.7 SUBSIDIARIES. Neither Borrower nor any Subsidiary has any subsidiaries except as disclosed in Schedule 7.7. Except as described in
Schedule 7.7, all of the issued and outstanding shares of capital stock or other ownership interests of each

Subsidiary, have been duly authorized and issued to Borrower or to a Subsidiary and are fully paid and non-assessable, free and clear of all liens, restrictions and rights.

         7.8 LITIGATION. All litigation, arbitration, mediation, governmental investigations, proceedings or inquiries before any Governmental Authority, arbitrator or mediator that are pending or, to the knowledge of any of its officers, threatened against or affecting Borrower or any Subsidiary (other than those covered by insurance, but only to the extent so covered) are not reasonably expected to exceed, in the aggregate, $750,000.

         7.9 MATERIAL AGREEMENTS; LABOR MATTERS. Any agreement or instrument of either Borrower or any Subsidiary that has or is likely to have a material effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of Borrower or Guarantor as a separate company or of Borrower on a consolidated basis is referred to in this Section 7.9 as a "MATERIAL CONTRACT." As of the date hereof, all of the Material Contracts are listed on Schedule 7.9 hereto. Neither Borrower nor any Guarantor is in default under any Material Contract in any manner that could materially and adversely affect its assets, prospects, business, operations, financial condition, liabilities or capitalization of or in any manner that could jeopardize its right to require the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract. There are no strikes or walkouts relating to any labor contracts with Borrower or any Subsidiary pending or threatened, and no labor contracts are scheduled to expire during the term of this Agreement, and no efforts are being made by any employees to form a union or collectively bargain with Borrower or any Subsidiary.

         7.10 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         7.11 TAXES. Borrower has and each Subsidiary has filed all United States federal tax returns and all other tax returns which, to Borrower's or either Guarantor's actual knowledge, are required to be filed and paid all taxes due pursuant to said returns or pursuant to any assessment received by it, including without limitation all federal and state withholding taxes and all taxes required to be paid pursuant to applicable law, except such taxes, if any, as are being contested in good faith, by appropriate proceedings and as to which adequate charges, accruals and reserves have been set aside. No tax Liens have been filed, and no claims are being asserted with respect to any such taxes, except such tax Liens and claims that will not have a material adverse effect, individually or in the aggregate, on the assets, business, operations or financial condition of Borrower or either Guarantor, on a consolidated or unconsolidated basis. The charges, accruals and reserves on the books of Borrower, on a consolidated basis, in respect of any taxes or other governmental charges are adequate.

         7.12 ACCURACY OF INFORMATION. No information, exhibit or report furnished by Borrower or any Subsidiary to the Bank in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         7.13 EMPLOYEE BENEFIT PLANS. Neither Borrower nor any Subsidiary maintains, sponsors or contributes to any Defined Benefit Pension Plan.

         7.14 NO UNDISCLOSED DIVIDEND RESTRICTIONS. Except for limitations on the payment of dividends under applicable corporate statutes, neither Borrower nor any Subsidiary is subject to any agreement, covenant or understanding that limits or restricts its ability to declare or pay dividends.

         7.15 ABSENCE OF DEFAULT OR EVENT OF DEFAULT. No Default and no Event of Default has occurred and is continuing.

         7.16 DISCLOSURE. The pro forma financial information contained in financial statements delivered to the Bank will be based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There is no fact known to Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a material adverse effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated by this Agreement.

         7.17 SOLVENCY. Based upon its financial and accounting records, Borrower has and each Subsidiary has assets of a value that exceeds the amount of its liabilities (excluding, for purposes of this representation, all intercompany loans from liabilities). Borrower reasonably anticipates that it and each of its Subsidiaries will be able to meet their respective debts as they mature. Borrower and each Subsidiary have adequate capital to conduct the business in which it is engaged.

         7.18 MARGIN REGULATIONS. Neither the making of the Loans hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or to extend credit to others for the purpose of purchasing or carrying Margin Stock (as defined in said Regulation U).

         7.19 COPYRIGHTS, PATENTS AND OTHER RIGHTS. Borrower possesses and each Subsidiary possesses all licenses, patents, patent rights and patent licenses, trademarks, trademark rights and licenses, trade names, copyrights and all other intellectual property rights which are required or desirable to conduct its business as presently conducted; to the best of its knowledge, such rights do not infringe on or conflict with the rights of any other Person; and Borrower has and each Subsidiary has, and is current and in good standing with respect to, all governmental approvals, permits and certificates required to conduct its businesses as heretofore conducted.

         7.20 YEAR 2000 COMPLIANCE. Borrower has (a) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by material suppliers and vendors) that could be adversely affected by the risk that computer applications used by Borrower or any Subsidiary or any of such suppliers and vendors may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "YEAR 2000 PROBLEM"), (b) developed a plan and time line for addressing the Year 2000 Problem on a timely basis, and (c) implemented that plan in accordance with that timetable. Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "YEAR 2000 COMPLIANT"), except to the extent that a failure to do so could not reasonably be expected to have material adverse effect on the financial condition or operations of Borrower, on a consolidated or unconsolidated basis, or of either Guarantor.


                                    ARTICLE 8
                              AFFIRMATIVE COVENANTS

         Unless the Bank shall otherwise consent in writing, Borrower agrees that it will, and will cause each of the Subsidiaries to, and each Guarantor agrees that it will:

         8.1 CONDUCT OF BUSINESS AND MAINTENANCE OF PROPERTIES. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; maintain, preserve, protect and keep its properties in good repair, working order and condition; and comply in all material respects with all agreements and instruments to which it is a party.

         8.2 INSURANCE. Maintain with financially sound and reputable insurance companies insurance on all its property, covering such liabilities and such risks (including business interruption risks) and in such amounts as is consistent with sound business practice and reasonably satisfactory to the Bank and furnish to the Bank upon request full information as to the insurance carried.

         8.3 COMPLIANCE WITH LAWS AND TAXES. Comply with any and all laws, statutes, rules, regulations orders, judgments, decrees and awards, a violation of which, in any respect, may materially and adversely affect its business, assets, operations or condition, financial or otherwise, including, without limitation, those regarding the collection, payment and deposit of employees' income, unemployment, and Social

Security taxes and those regarding environmental matters; pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; make a timely payment or deposit of all FICA payments and withholding taxes required of it under applicable law; and, upon request, furnish to the Bank evidence satisfactory to the Bank that such payments have been made.

         8.4 FINANCIAL STATEMENTS, REPORTS, ETC. Maintain a system of accounting established and administered in accordance with GAAP and furnish to the Bank:

                  (A) ANNUAL AND CONSOLIDATING FINANCIAL STATEMENTS. Within 120 days after the close of its fiscal year, audited financial statements, prepared in accordance with GAAP, including a balance sheet and statements of stockholders' equity, income and cash flows, prepared on a consolidated basis and setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, accompanied by an unqualified opinion thereon or an unqualified opinion with explanatory language added to the auditors' standard report of independent certified public accountants satisfactory to the Bank, which opinion shall state that the financial statements fairly present the financial condition and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of the end of and for such fiscal year in conformity with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate; such financial statements shall also include an unaudited balance sheet and income statement on a consolidating basis.

                  (B) QUARTERLY REPORTING. Within 45 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, (i) financial statements for Borrower and its Subsidiaries for the quarter or fiscal year, as applicable, then ended, including a balance sheet and statements of stockholders' equity, income and cash flows for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, prepared on a consolidated basis and, with respect to each balance sheet and income statement, a consolidating basis, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by (ii) a certificate of the chief financial officer or treasurer of Borrower stating that said financial statements fairly present the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with, as to the financial statements referred to in clause (i) above, GAAP consistently applied, as of the end of and for such period (subject to normal year-end adjustments and to the absence of footnote disclosures) and that, to the best of such officer's knowledge, no Default or Event of Default has occurred under this Agreement or, if any Default or Event of Default exists, stating the nature and status thereof.

                  (C) COMPLIANCE CERTIFICATE. Together with each set of financial statements required under paragraphs (a) and (b) of this Section 8.4, a compliance certificate of Borrower in substantially the form of Exhibit 8.4 (a "COMPLIANCE CERTIFICATE"), signed on its behalf by the chief financial officer or treasurer of Borrower, showing the calculations necessary to determine compliance with all financial covenants contained in Article 9 of this Agreement and stating that all of the representations and warranties set forth in Article 7 hereof (including those referring to the Schedules to the Agreement) with respect to Borrower and the Subsidiaries, including Subsidiaries that are Acquired Companies, shall be true and correct as though made on and as of the date of the Compliance Certificate, except for matters specifically updated or described in the Compliance Certificate, and (ii) that no Default or Event of Default exists or, if any Default or Event of Default exists, stating the nature and status thereof.

                  (D) SEC AND OTHER FILINGS. Promptly upon their becoming publicly available, copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by either Borrower or any Subsidiary with the Securities and Exchange Commission (the "SEC"), any national securities exchange or (to the extent not duplicative) any other similar U.S. or foreign Governmental Authority and, promptly upon the mailing thereof to the shareholders of either Borrower generally, copies of all notices, financial statements, reports and proxy statements so mailed.

                  (E) LITIGATION. Prompt notice of all legal, arbitration or mediation proceedings and of all proceedings by or before any Governmental Authority affecting Borrower or any Subsidiary which, if adversely determined, might result in a monetary loss in an amount in excess of $750,000 individually or in excess of $750,000 in the aggregate for all such proceedings and of the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, any action on the part of Borrower or any Subsidiary, which injunction, order or restraint might materially and adversely affect the business, properties or affairs of Borrower or of either Guarantor (on a consolidated or unconsolidated basis) or the institution of any proceedings seeking any such injunction, order or other restraint.

                  (F) MANAGEMENT LETTERS. Promptly upon receipt by Borrower, a copy of any management letter sent by Borrower's independent certified public accountants, and promptly upon completion of any response report, a copy of such response report.

                  (G) REPORTABLE EVENTS. If at any time after the date hereof, Borrower or any Subsidiary adopts, sponsors or contributes to any Defined Benefit Pension Plan, as soon as possible and in any event within ten (10) days after Borrower or any Subsidiary knows that any Reportable Event has occurred with respect to any such Defined Benefit Pension Plan, a statement, signed by an authorized officer of Borrower, describing said Reportable Event and the action which such Borrower or such Subsidiary proposes to take with respect thereto.

                  (H) ENVIRONMENTAL NOTICES. As soon as possible and in any event within 10 days after receipt, a copy of (i) any notice or claim to the effect that Borrower or any Subsidiary is or may be liable to any person as a result of the release by such Borrower, such Subsidiary or any other person of any toxic or hazardous waste or substance into the environment or that all or any of its properties is subject to an Environmental Lien and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any Subsidiary received after the date hereof.

                  (I) OTHER INFORMATION. Such other information (including consolidating financial reports and other financial information) as the Bank may from time to time reasonably request.

         On request of the Bank, Borrower shall deliver a letter to Borrower's accountants (i) authorizing them to comply with the provisions of this paragraph, (ii) directing them to send to the Bank true, correct, and exact copies of any and all financial statements and reports which are prepared as a result of any audit or other review of operations, finances or internal controls of Borrower or any Subsidiary (specifically including any reports dealing with improper accounting or financial practices, defalcation, financial irregularities, financial reporting errors or misstatements or fraud), and (iii) authorizing the Bank to rely on financial statements of Borrower issued by such accountants, which letter shall be acknowledged and consented to in writing by such accountants.

         8.5 OTHER NOTICES. Give prompt notice in writing to the Bank of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs of Borrower or any Subsidiaries or the ability of Borrower or any Guarantor to repay the Obligations.

         8.6 ACCESS TO PROPERTIES AND INSPECTIONS. Permit the Bank to make reasonable inspections of the properties, corporate books and financial records of Borrower and each Subsidiary, to make reasonable examinations and copies of their respective books of account and other financial records and to discuss their respective affairs, finances and accounts with, and to be advised as to the same by, their officers, auditors, accountants and attorneys at such reasonable times and intervals as the Bank may designate. All of the Bank's reasonable expenses incurred for travel in connection with such audits and inspections shall be paid for by Borrower.

         8.7 USE OF PROCEEDS. Use the proceeds of the Revolving Loans to pay indebtedness to the Bank existing on the date of this Agreement, to provide working capital, to make Acquisitions in an amount up to an aggregate $3,000,000 over the term of this Agreement and for other corporate purposes.

         8.8 YEAR 2000 COMPLIANCE. Promptly notify the Bank in the event that it discovers or determines that any computer application (including those of any of its suppliers or vendors that could affect the business or operations of Borrower or any of its

Subsidiaries) will not be Year 2000 Compliant (as defined in Section 7.20 above) on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or any Subsidiary.

         8.9 PAYMENT OF CLAIMS. Promptly pay when due all lawful claims, whether for labor, materials or otherwise.

                                    ARTICLE 9
                               FINANCIAL COVENANTS

         Borrower will, so long as this Agreement shall remain in effect or any Obligations shall be unpaid:

         9.1 MINIMUM CONSOLIDATED TANGIBLE NET WORTH. Maintain as of the end of each fiscal quarter a Consolidated Tangible Net Worth of at least $40,000,000 up to December 31, 2001; of at least $44,000,000 on December 31, 2001 and thereafter up to December 31, 2002; and of at least $47,000,000 on December 31, 2002 and thereafter. "CONSOLIDATED TANGIBLE NET WORTH" means, at any date, (i) the aggregate book value of all assets (after deducting all applicable reserves and excluding any reappraisal or write-up of assets) which, under GAAP, would appear as assets on the consolidated balance sheet of Borrower and its consolidated Subsidiaries, but excluding all patents, franchises and operating rights, research and development expenditures, treasury stock, goodwill, all other intangibles, and the net amount owed to Borrower or any of its Subsidiaries by any Affiliates, employees or shareholders and minus (ii) the aggregate amount of liabilities of Borrower and its consolidated Subsidiaries, all on a consolidated basis as determined in accordance with GAAP.

         9.2 CONSOLIDATED FUNDED DEBT/EBITDA RATIO. Maintain as of the last day of each fiscal quarter a Consolidated Funded Debt/EBITDA Ratio no greater than
3.25 to 1.00, determined in accordance with GAAP. "CONSOLIDATED FUNDED DEBT/EBITDA RATIO" means the ratio of (i) the aggregate outstanding principal amount of Funded Debt of Borrower and its consolidated Subsidiaries as of the last day of each fiscal quarter to (ii) EBITDA of Borrower and its consolidated Subsidiaries for the four quarters ending on such date. "FUNDED DEBT" means, without duplication, all long term and current Indebtedness as described in subsections (i) and (iii) of the definition of "Indebtedness" in Exhibit 1 hereto (including any such Indebtedness to non-consolidated Subsidiaries, shareholders and other Affiliates but excluding any documentary letters of credit). "EBITDA" means, for any period, the earnings before interest, taxes, depreciation and amortization for such period; non-recurring charges must be reported on a quarter-by-quarter basis, and no non-recurring expenses or charges of any type may be added to EBITDA for any four-quarter period.

         9.3 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Maintain as of the last day of each fiscal quarter a Fixed Charge Coverage Ratio of at least 1.50 to 1.00, determined on a consolidated basis in accordance with GAAP. "FIXED CHARGE COVERAGE RATIO" means, as of the last day of any fiscal quarter, the ratio of (i) EBITDA for the four fiscal quarters ending on such day, to (ii) the sum of interest expense, tax expense, scheduled principal payments and dividends paid during such four fiscal quarters.

         9.4 MINIMUM CONSOLIDATED EBITDA. Maintain as of September 30, 2001, and as of the last day of each fiscal quarter thereafter, on a rolling four-quarter basis, a Consolidated EBITDA of at least $10,000,000. "CONSOLIDATED EBITDA" means EBITDA of Borrower and its consolidated Subsidiaries for each such period, determined on a consolidated basis in accordance with GAAP.

         9.5 CONSOLIDATED CURRENT RATIO. Maintain as of the last day of each fiscal quarter a Consolidated Current Ratio of at least 2.00 to 1.00. "CONSOLIDATED CURRENT RATIO" means the ratio of Borrower's current assets to current liabilities, determined on a consolidated basis in accordance with GAAP, excluding, however, any current Indebtedness under the Revolving Note unless an Event of Default (or event which, with the giving of notice or the passage of time, will become an Event of Default) exists.

         9.6 FUNDED DEBT TO TANGIBLE CAPITAL RATIO. Maintain as of the last day of each fiscal quarter a Funded Debt to Tangible Capital Ratio of no more than 50%. "FUNDED DEBT TO TANGIBLE CAPITAL RATIO" means the ratio of (i) the aggregate outstanding principal amount of Funded Debt of Borrower and its consolidated Subsidiaries as of the last day of each fiscal quarter, to (ii) such amount plus Borrower's Consolidated Tangible Net Worth as of such date, determined on a consolidated basis in accordance with GAAP.

                                   ARTICLE 10
                               NEGATIVE COVENANTS

         So long as this Agreement shall remain in effect or any of the Obligations shall be unpaid, unless the Bank shall otherwise consent in writing, each Borrower agrees that it will and will cause each of its Subsidiaries to, and each Guarantor agrees that it will:

         10.1 INDEBTEDNESS. Not incur, create or suffer to exist any Indebtedness (other than to the Bank), except (a) trade payables incurred in the ordinary course of business; (b) Indebtedness existing on the date of this Agreement and disclosed in Schedule 10.1 hereto; and (c) in addition to the Indebtedness described in Sections 10.1(a) and (b), Indebtedness on a consolidated basis not exceeding, at any time outstanding, an aggregate principal amount of $100,000.

         10.2 LIENS. Not create, incur, or suffer to exist any other Lien in, of or on any of their respective properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, except:

                  (a) Liens in favor of the Bank;

                  (b) Liens for taxes, assessments or governmental charges or levies, if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                  (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business, that secure payment of obligations not more than 60 days past due except for such Liens as are being contested in good faith by appropriate proceedings;

                  (d) Liens arising out of pledges or deposits under laws relating to worker's compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or under similar laws;

                  (e) Liens existing on the date of this Agreement and disclosed in Schedule 10.2 hereto;

                  (f) Liens securing Indebtedness permitted in Section 10.1(c) above; and

                  (g) Options to purchase stock of Borrower under stock-based compensation plans or arrangements in favor of employees of Borrower or of any Subsidiary and non-employee directors of Borrower.

         10.3 SALE AND LEASE-BACK TRANSACTIONS. Not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower or any Subsidiary may enter into any sale and lease-back transaction if (a) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to its fair market value and (c) the subject property shall have been acquired by such Borrower or such Subsidiary after the date of this Agreement and held by it for not more than one year.

         10.4 MERGERS, TRANSFERS OF ASSETS, ACQUISITIONS. Not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it; sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any assets or any capital stock of any Subsidiary or be a party to any Acquisition of another Person or of all of substantially all another Person's assets, other than:

                  (a) sales of inventory in the ordinary course of business;

                  (b) the disposition of obsolete or worn-out fixed assets or other property no longer required by or useful to it in connection with the operation of its business;

                  (c) sales, assignments, transfers or other dispositions of assets (other than stock of Subsidiaries) for cash consideration, but only so long as the aggregate fair market value of the assets so disposed of does not exceed $10,000,000 in the aggregate during the term of this Agreement;

                  (d) any Acquisition by Borrower, so long as not less than 15 days prior to the consummation of any Acquisition, Borrower shall provide to the Bank, if the Bank so requests, the following information: pro forma financial statements and projections and a pro forma Compliance Certificate, demonstrating that Borrower will be, after giving effect to the Acquisition, in compliance with each of the financial covenants set forth in Article 9 of this Agreement. For purposes of such pro forma financial statements and pro forma compliance certificate, to calculate the Borrower's compliance with the financial covenants set forth in Article 9 hereof, after an acquisition of 100% of the stock or assets of a company (an "ACQUIRED COMPANY"), the EBITDA of the Acquired Company, based upon pro forma numbers acceptable to the Bank, from its last four rolling quarters may be included to the extent that such numbers reflect cash flow from assets fully transferred to Borrower as a result of the acquisition of the Acquired Company, with adjustments for any transactions not in the ordinary course of business. If Borrower acquires less than 100% of the stock or assets of an Acquired Company, the Bank shall make a good faith determination of what portion of such Acquired Company's EBITDA to include in the proforma financial statements;

                  (e) any merger or consolidation of Borrower and any Subsidiary, provided that Borrower is the surviving corporation thereof, or of any Subsidiary with another Subsidiary or any sale or other transfer of assets by a Subsidiary to Borrower.

         10.5 TRANSACTIONS WITH AFFILIATES. Not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than any Subsidiary as provided in Section 10.4 above), except that Borrower or a Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to it than could be obtained on an arm's-length basis from unrelated third parties.

         10.6 SUBSIDIARY DIVIDEND RESTRICTIONS. Not permit any Subsidiary to be bound by or enter into any agreement, amendment, covenant, understanding or revision to any agreement which prohibits or restricts the ability of any Subsidiary to declare and pay dividends or make any other distribution to Borrower.

         10.7 USE OF PROCEEDS. Not use any of the proceeds of the Loans (a) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations G, T, U and X or (b) to make any acquisition for which the board of directors of the target company has not given its consent or approval.

         10.8 LOANS, ADVANCES AND INVESTMENTS. Not make any loans, advances or extensions of credit to, or investments (whether acquisitions of stock or securities or otherwise) in, or acquire any assets of, any Persons, including, without limitation, any Affiliates of Borrower or any of its partners, shareholders, officers or employees (collectively, "INVESTMENTS"), other than:

                  (a) expenses advanced in the ordinary course of business.

                  (b) investments in short-term obligations issued or fully guaranteed by the U.S. Government and funds comprised of such obligations;

                  (c) certificates of deposit and other time deposits with, and any other Investment purchased through any Bank;

                  (d) commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.;

                  (e) existing Investments listed on Schedule 10.8 hereto;

                  (f) Investments made to acquire Acquisitions permitted under
Section 10.4(d) above;

                  (g) Investments of Borrower in or to any one or more Subsidiaries in an aggregate amount not in excess of $3,000,000 at any time outstanding (in addition to those existing at the date of this Agreement and listed on Schedule 10.8 hereto).

         10.9 NEGATIVE PLEDGE. Not permit or allow any Subsidiary to permit, to exist any Lien on any of its property, except as permitted under Section 10.2 above; on the request of the Bank, Borrower will and each Guarantor will execute acknowledgments or other forms of notice of such negative pledge, and the Bank may record or file the same in the appropriate filing offices.

         10.10 LIQUIDATION OR CHANGE IN BUSINESS. Not liquidate, dissolve, discontinue business, materially change its general business purpose or the character of its business, engage in any type of business not reasonably related to its business as conducted on the date hereof or take any action with a view towards the same.


                                   ARTICLE 11
                                EVENTS OF DEFAULT

         11.1 EVENTS OF DEFAULT. Each of the following events shall constitute an Event of Default under this Agreement:

                  (A) MISREPRESENTATION. Any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary to the Bank under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;

                  (B) NONPAYMENT. Borrower shall fail to pay any principal of the Note, any interest upon the Note, any reimbursement obligation respecting any Letter of Credit or any Fee or other Obligations within five (5) days after the same becomes due;

                  (C) NON-PERFORMANCE OF OTHER COVENANTS. Borrower shall fail to perform or comply with any of the terms or provisions of Article 8 of this Agreement and such failure is not cured within fifteen (15) days or Borrower shall fail to perform or comply with or violates any covenant set forth in
Article 9, Article 10 or any other covenant, term or provision hereof;

                  (D) OTHER INDEBTEDNESS. The failure of Borrower or any Subsidiary to make any payment of principal or interest within five (5) days after the same becomes due on any Indebtedness to the Bank or any of the Bank's affiliates or subsidiaries (other than Indebtedness relating to the Loans) or with respect to any Indebtedness to Commerce Bank, N.A. or to any other Person or Persons or any default occurs under any agreement which evidences, secures or relates to, any such Indebtedness;

                  (E) INSOLVENCY. Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the federal Bankruptcy Code,
(ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (e), or (vii) fail to contest in good faith any appointment or proceeding described in paragraph (f) of this Section 11.1;

                  (F) APPOINTMENT OF RECEIVERS. Without the application, approval or consent of Borrower or Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in clause (v) of paragraph (e) of this Section 11.1 shall be instituted against either Borrower or any Subsidiary;

                  (G) JUDGMENT. Borrower or any Subsidiary shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $750,000 that is not stayed on appeal or otherwise being appropriately contested in good faith;

                  (H) ERISA. Any Reportable Event shall occur in connection with any Defined Benefit Pension Plan adopted or sponsored by Borrower or any Subsidiary or to which Borrower or any Subsidiary makes contributions, which occurrence may have a materially adverse effect on such entity's business or financial condition;

                  (I) MATERIAL ADVERSE CHANGE. Upon the occurrence of any event or condition which the Bank, in its sole discretion, determines is a material adverse change in the business or financial condition of Borrower on an unconsolidated or on a consolidated basis or which materially and adversely affects its ability to perform its obligations to Bank; or

                  (J) OWNERSHIP OR MANAGEMENT CHANGE. Any transfer of Control of Borrower or any 50% or more change in the ownership of Borrower shall occur or the employment of Borrower's chief executive officer and the employment of its chief operating officer terminate, for any reason, at the same time or during any one month period.

         11.2 RIGHTS AND REMEDIES. Upon the occurrence of each and every Event of Default (other than an event with respect to Borrower or any Subsidiary described in paragraph (e) or (f) of Section 11.1 above), and at any time thereafter during the continuance of such event, the Bank may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with all accrued interest thereon and all other Obligations shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to either Borrower or any Subsidiary described in paragraph
(e) or (f) of Section 11.1 above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with all accrued interest thereon and all other Obligations shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

         Upon the occurrence and during the continuance of any Event of Default, the Bank may also exercise any or all of its rights and remedies, whether existing under this Agreement, other Loan Documents, applicable law or otherwise.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or other telegraphic communications equipment of the sending party, as follows:

                  (a) if to either Borrower or a Subsidiary, to it at 8800 East 63rd Street, Kansas City, Missouri, 64133, Attention: Stanley D. Biggs (Facsimile: 816-353-1873).

                  (b) if to the Bank, to it at 1200 Main Street, Kansas City, Missouri 64105-1702, Attention: Tom Mahoney (Facsimile: 816/979-7561) (if by hand delivery or overnight courier service then the post office box is eliminated and the zip code is 64105) with a required copy to Steven H. Graham, Lathrop & Gage L.C., 2345 Grand Boulevard, Kansas City, Missouri 64108 (Facsimile: 816/292-2001);

or to such other address or telecopy number as any party may direct by notice given as provided in this Section 12.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, if received on or before 5:00 p.m., local time of the recipient, on a Business Day, or on the next Business Day if received after 5:00 p.m. on a Business Day or on a day that is not a Business Day, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 12.1 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 12.1.

         12.2 SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Notes, regardless of any investigation made by the Bank or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligations are outstanding.

         12.3 BINDING EFFECT. This Agreement shall become effective when it shall have been executed by Borrower, Guarantors and the Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Guarantors, the Bank and their respective successors and permitted assigns, except that Borrower and Guarantors shall not have the right to assign or delegate any of their respective rights or duties hereunder or any interest herein without the prior consent of the Bank.

         12.4 SUCCESSORS AND ASSIGNS; PARTICIPATIONS. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. The Bank may assign or delegate to one or more of its Affiliates all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans and the Note). The Bank may sell participations to one or more of its Affiliates in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans and the Notes). The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.4, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower and any Subsidiaries furnished to the Bank by or on behalf of Borrower or any Subsidiaries.

         12.5     EXPENSES; INDEMNITY.

                  (a) Borrower agree to pay all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Note issued hereunder, including, but not limited to, all appraisal fees (equipment or otherwise), filing fees and search fees, the fees, charges and disbursements of Lathrop & Gage L.C., counsel for the Bank, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Bank. Borrower further agrees that it shall indemnify the Bank from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the Loans or this Agreement or any of the other Loan Documents.

                  (b) Borrower agree to indemnify the Bank and its directors, officers, employees and agents (each such person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the making of any loans or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses
(i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or wilful misconduct of such Indemnitee and (ii) have not, in whole or in part, arisen out of or resulted from any act, or omission to act, of either Borrower or any of their Affiliates.

                  (c) The provisions of this Section 12.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Bank. All amounts due under this Section 12.5 shall be payable on written demand therefor.

         12.6 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower or any Guarantor against any and all of the Obligations, irrespective of whether or not the Bank shall have made any demand under this Agreement or such other Loan Document and notwithstanding that such Obligations may be unmatured. The rights of the Bank under this Section 12.6 are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

         12.7 APPLICABLE LAW. This Agreement and the other loan documents shall be governed by and construed and enforced under and in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within said state, without giving effect to choice of law or conflict of law principles.

         12.8 WAIVERS; AMENDMENT. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be contained in a written instrument signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower or any Subsidiary to any other or further notice or demand in similar or other circumstances.

         12.9 INTEREST RATE LIMITATION. Notwithstanding anything herein or in the Note to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "CHARGES"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Bank, shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable under the Note, together with all Charges payable to the Bank, shall be limited to the Maximum Rate.

         12.10 ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         12.11 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         12.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 12.3.

         12.13 HEADINGS. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         12.14    JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                  (a) Borrower and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Missouri state court or the federal court for the Western District of Missouri, any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Missouri state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or any Subsidiary or its properties in the courts of any jurisdiction.

                  (b) Borrower and each Subsidiary hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any Missouri state court or federal court for the Western District of Missouri. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         12.15 TERMS GENERALLY. The definitions contained in this Agreement and in Exhibit 1 hereto shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "INCLUDE," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided, however, that, for purposes of determining compliance with any covenant set forth in Article 9, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower' financial statements referred to in Article 9.

         12.16 ARBITRATION. EXCEPT AS SET OUT BELOW, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT (COLLECTIVELY "CLAIM"), SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CLAIM IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR ANY JUDICIAL RELIEF SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

(a) SPECIAL RULES. ANY ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT, OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATION SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

(b) RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II)) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF ANY PARTY HERETO
(A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST OR SELL ANY REAL OR PERSONAL PROPERTY OR COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER, ANY PARTY MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE OR SELL COLLATERAL OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NONE OF THESE ACTIONS SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CLAIM OCCASIONING RESORT TO SUCH REMEDIES OR PROCEDURES.

(C) WAIVER OF CERTAIN DAMAGES. THE PARTIES HERETO WAIVE ANY RIGHT OR REMEDY EITHER MAY HAVE AGAINST THE OTHER TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF ANY CLAIM WHETHER THE CLAIM IS RESOLVED BY ARBITRATION OR BY JUDICIAL ACTION.

                  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES

         TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWERS) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

                  THIS DOCUMENT, TOGETHER WITH OTHER WRITTEN AGREEMENTS BETWEEN BORROWERS AND BANK OF AMERICA, N.A., IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES. THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENTS OR PRIOR WRITTEN CREDIT AGREEMENTS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. ANY ADDITIONAL TERMS OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES ARE SET FORTH BELOW.

         THERE ARE NO SUCH ORAL AGREEMENTS BETWEEN SUCH PARTIES.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the 7th day of May, 2001, by their duly authorized officers, effective for all purposes as of such date.

[SEAL]                                               BHA GROUP HOLDINGS, INC.

ATTEST:
                                                     By: ___________________________________
By: ________________________________________                        James C. Shay, Senior
         Stanley D. Biggs, Secretary                                Vice President - Finance
                                                                    and Administration


[SEAL]                                               BHA GROUP, INC.

ATTEST:

By:_________________________________________         By: _____________________________________
         Stanley D. Biggs, Assistant                                 James C. Shay, Senior
         Secretary                                                   Vice President - Finance
                                                                     and Administration and
                                                                     Chief Financial Officer

[SEAL]                                               BHA TECHNOLOGIES, INC.

ATTEST:

By:___________________________________________       By: ______________________________________
         Christopher Dierks, Secretary                                 James E. Lund, President


                                                     BANK OF AMERICA, N.A., a national banking
                                                     association


                                                      By: _______________________________________
                                                                       Thomas R. Mahoney, Senior
                                                                       Vice President

              CONFIRMATION OF GUARANTY AGREEMENT BY EACH GUARANTOR

         Each of the undersigned Guarantors hereby confirms all terms and provisions of its Guaranty Agreement dated as of September 30, 1999 in favor of the Bank and agrees that all references to the Credit Agreement therein shall be references to the foregoing Amended and Restated Credit Agreement; that all references to the Revolving Note therein shall be references to the Revolving Note described above; and that all provisions thereof are ratified and in full force and effect with respect to the foregoing Amended and Restated Credit Agreement and such Revolving Note.

Date:  As of May 7, 2001          BHA GROUP, INC.

                                  By: ______________________________________
                                           James C. Shay, Senior Vice
                                           President - Finance and
                                           Administration and Chief
                                           Financial Officer


Date:  As of May 7, 2001          BHA TECHNOLOGIES, INC.

                                  By: _______________________________________
                                           James E. Lund, President

                                                                    EXHIBIT 1

                                   DEFINITIONS

         For purposes of the Credit Agreement, the following terms shall have the meanings specified below:

         "Acquired Company" is defined in Section 10.4(d) of the Agreement.

         "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which Borrower or any Subsidiary (in one transaction or as the most recent transaction in a series of transactions) (i) acquires any going business or all or substantially all of the assets of any Person (including, in the case of a corporation, any division thereof), whether through purchase of assets, merger or otherwise, (ii) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have voting power for the election of directors, or (iii) directly or indirectly acquires control of a majority ownership interest in any partnership or joint venture.

         "Additional LIBOR and EURIBOR Rate Loan Costs" shall mean any costs or expenses resulting from any Regulatory Change (i) which imposes, modifies or deems applicable any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank or any Commitment of the Bank and (ii) which is attributable to the Bank's making or maintaining any LIBOR Rate Loans or EURIBOR Rate Loans or its obligation to make any LIBOR Rate Loans or EURIBOR Rate Loans hereunder.

         "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and in any case shall include, when used with respect to either Borrower or any Subsidiary, any joint venture in which such Borrower or such Subsidiary holds an equity interest.

         "Agreement" or "Credit Agreement" shall mean this Agreement, together with all exhibits and schedules hereto, as it may be amended from time to time.

         "Alternative Currency" means Euro and each other currency (other than Dollars) that is freely available, freely transferrable or convertible into Dollars and approved by the Bank.

         "Alternative Currency Loan" means any Loan denominated in an Alternative Currency. Each Alternative Currency Loan must be an EURIBOR Rate Loan.

         "Alternative Currency Equivalent" means, with respect to any amount denominated in Dollars on any date of determination, the amount of an Alternative

Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of "Dollar Equivalent," as determined by the Bank.

         "Alternative Currency Sublimit" means $3,000,000.

         "Applicable Margin" is defined in Section 4.3 of the Agreement.

         "Assets" shall mean all assets which, under GAAP, would appear as assets on the balance sheet of Borrower.

         "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Missouri) on which banks in the State of Missouri are open for business.

         "Calculation Date" means (a) with respect to each Loan denominated in an Alternative Currency, the date falling two Business Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant Loan) prior to the date of such Loan or the date of continuation of such Loan pursuant to Section 2.02, (b) each date a draw on a Letter of Credit denominated in an Alternative Currency that is charged against the Revolving Loan as a Loan denominated in Dollars, (c) each date fees relating to Letters of Credit, denominated in an Alternative Currency, are due, (d) each date that is a Due Date under Section 4.6 of the Credit Agreement with respect to a Loan that is denominated in an Alternative Currency, or (e) such additional dates as the Bank may determine are necessary or appropriate shall specify.

         "Capital Expenditures" shall mean, without duplication, (i) expenditures (whether paid in cash or accrued as a liability) for fixed assets, tooling, plant and equipment (including without limitation the incurrence of Capital Lease Obligations), and (ii) any other expenditures that would be classified as capital expenditures under GAAP. Capital Expenditures shall not include the amount of consideration paid or any monetary obligation incurred in respect of the purchase price for any Acquisition.

         "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

         "Charges" is defined in Section 12.9 of the Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Commitment" shall mean the Revolving Credit Commitment.

         "Compliance Certificate" is defined in Section 8.4(c) of the Agreement.

         "Consolidated EBITDA," "Consolidated Current Ratio," "Consolidated Fixed Charge Coverage," "Consolidated Funded Debt/EBITDA Ratio" and "Consolidated Tangible Net Worth" are defined in Article 9 of the Agreement.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with either Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

         "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "Default Rate" shall mean the Prime Rate plus 2% per annum.

         "Defined Benefit Pension Plan" shall mean any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any Subsidiary may have any liability.

         "Disbursement Date" is defined in Section 4.2 of the Agreement.

         "Dollars" or "$" shall mean lawful money of the United States of America.

         "Dollars Equivalent" means, as of any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase the amount of the relevant Alternative currency based on the spot rate for the purchase by Bank of America of such Alternative Currency through its foreign exchange trading office at approximately 9:00 a.m. Central Time on such date.

         "EBITDA" is defined in Section 9.2 of the Agreement.

         "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

         "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the "euro" or otherwise).

         "Environmental Laws" is defined in Section 7.4(b) of the Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Euro" and "o" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

         "EURIBOR Rate" shall mean, at any date, with respect to any applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in the applicable Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

         "EURIBOR Rate Loan" means a Loan that accrues interest at an EURIBOR Rate.

         "Event of Default" is defined in Article 11 of the Agreement.

         "Fees" shall mean the unused commitment and Letter of Credit fees payable under Article 5 of the Agreement.

         "Funded Debt" is defined in Section 9.2 of the Agreement.

         "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

         "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, board, authority, instrumentality or regulatory body.

         "Guarantee" or "Guaranty" of a person shall mean any agreement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other person, or agrees to maintain the net worth or working capital or other financial condition of any other person or otherwise assures any creditor of such other person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such person in connection with any application for a letter of credit. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guarantor" shall mean each maker of a Loan Guaranty.

         "Hazardous Materials" is defined in Section 7.4(b) of the Agreement.

         "Indebtedness" shall mean, as to any Person, on a consolidated basis with such Person's Subsidiaries (unless otherwise specified), without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments (including all indebtedness to stockholders, howsoever evidenced), (ii) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith by appropriate proceedings, (iii) all Capital Lease Obligations of such Person,
(iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (v) all Indebtedness of others Guaranteed by such Person and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

         "Interest Period" shall mean, with respect to any LIBOR or EURIBOR Rate Loan, each period commencing on the date such Loan is made or, with respect to LIBOR Rate Loans, is converted from a Prime Rate Loan type or the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as Borrower may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) any Interest Period for any Loan which would otherwise extend beyond the Revolving Credit Termination Date shall end on such Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (iii) Borrower shall select the duration of Interest Periods in such a way so that notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration of less than one month (and, if any LIBOR Rate Loans would otherwise have an Interest Period of a shorter duration, they shall be Prime Rate Loans for the relevant period).

         "Investments" is defined in Section 10.8 of the Agreement.

         "Letters of Credit" is defined in Section 3.1 of the Agreement.

         "LIBOR Rate" shall mean, at any date, with respect to any applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business

Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

         "LIBOR Rate Loan" shall mean a Loan that accrues interest at a LIBOR Rate.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call, restriction on right to sell or similar right of a third party with respect to such securities.

         "Loan" shall mean any Revolving Loan or any advance under the Credit Agreement, and "Loans" shall mean all Revolving Loans and advances thereunder collectively.

         "Loan Documents" shall mean, collectively, the Agreement, the Note, any Loan Guaranties and all other documents, agreements and instruments executed by either Borrower or any Subsidiary in favor of the Bank in connection with the transactions contemplated by the Agreement.

         "Loan Guaranty" is defined in Section 5.1 of the Agreement.

         "Material Contracts" is defined in Section 7.9 of the Agreement.

         "Net Income" shall mean, for any period, all operating and non-operating revenue, less all operating and non-operating expenses, including taxes, depreciation, amortization and interest expenses, all as determined in accordance with GAAP. In calculating Net Income, there shall be excluded extraordinary gains and losses (as determined in accordance with GAAP), any revenues and expenses from disposition of capital assets and insurance policies and condemnation awards and gifts, donations, grants, pledges, devises, legacies, requests and contributions which are specifically designated or restricted as to use by their terms.

         "Note" shall mean the Revolving Note.

         "Obligations" shall mean all unpaid principal of and accrued and unpaid interest on the Note, all accrued and unpaid Fees, and all other obligations and liabilities of Borrower to the Bank now existing or hereafter arising under the Loan Documents, including, without limitation, all renewals, replacements, extensions and modifications thereof and thereto and any and all draws under any and all Letters of Credit and any other letters of credit issued by Bank for the account of Borrower or any Subsidiary.

         "PBGC" shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA.

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

         "Participating Member State" means each state so described in any EMU Legislation.

         "Person" or "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Prime Rate" shall mean, at any date, the rate of interest per annum then most recently established by the Bank as its "prime rate," it being understood and agreed that such rate is set by the Bank as a general reference rate of interest, taking into account such factors as the Bank may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that the Bank may make various business or other loans at rates of interest having no relationship to such rate.

         "Prime Rate Loan" shall mean a Loan that accrues interest at the Prime Rate.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time.

         "Regulation G, T, U or X" shall mean Regulation G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulatory Change" shall mean, with respect to either Bank, any change after the date of this Agreement in United States federal or state law or regulations, or the entry, adoption, or making after such date of any order, interpretation, directive, or request of or under any United States federal or state law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, applying to a class of banks including such Bank.

         "Reportable Event" shall mean any reportable event, as defined in
Section 4043 of ERISA and the regulations issued under such Section, with respect to a Defined Benefit Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA involving an amount aggregating $50,000 or more shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

         "Revolving Credit Commitment" shall mean Eighteen Million Dollars ($18,000,000) or such amount reduced as provided in Section 2.1(a) of the Agreement.

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

         "Revolving Credit Termination Date" shall mean April 30, 2004 or such other date as may be agreed to by Bank and Borrower from time to time.

         "Revolving Loan" is defined in Section 2.1 of the Agreement.

         "Revolving Note" is defined in Section 2.2 of the Agreement.

         "Subordinated Debt" shall mean Indebtedness subordinated in right of payment to the Indebtedness to the Bank on terms and conditions satisfactory to the Bank.

         "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of Borrower, direct or indirect, now existing or hereafter acquired or created.

         "Telerate Page 3750" shall mean the British Bankers Association Libor Rates (determined at 11:00 a.m. London, England time) that are published by Bridge Information Systems, Inc.

         "Type" or "type" means, with respect to a Loan denominated in Dollars, its character as a Prime Rate Loan or as a LIBOR Rate Loan.

         "Year 2000 Compliant" and "Year 2000 Problem" are defined in Section
7.20 of the Agreement.


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